Filed pursuant to Rule 424(b)(3)
Registration No. 333-226239

PROSPECTUS SUPPLEMENT NO. 3
(To Prospectus dated August 8, 2018)

INTELLIPHARMACEUTICS INTERNATIONAL INC.

6,858,334 Common Shares

This Prospectus Supplement No. 3 (this "Prospectus Supplement") amends and supplements our Prospectus dated August 8, 2018, as supplemented by prospectus supplement no. 1, dated August 15, 2018, and as supplemented by prospectus supplement no. 2, dated September 11, 2018 (the "Prospectus"), which form a part of our Registration Statement (our "Registration Statement") on Form F-1 (Registration No. 333-226239). This Prospectus Supplement is being filed to amend and supplement the information included or incorporated by reference in the Prospectus with the information contained in this Prospectus Supplement. The Prospectus and this Prospectus Supplement relate to the resale, from time to time, of up to 6,858,334 common shares by certain of our shareholders identified in the Prospectus.

This Prospectus Supplement includes information from our Report on Form 6-K, which was filed with the Securities and Exchange Commission on September 13, 2018.

This Prospectus Supplement should be read in conjunction with the Prospectus that was previously filed, except to the extent that the information in this Prospectus Supplement updates and supersedes the information contained in the Prospectus.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE "SEC") NOR ANY STATE SECURITIES COMMISSION OR CANADIAN SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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The date of this Prospectus Supplement is September 13, 2018

One-for-10 Reverse Stock Split

As previously reported by Intellipharmaceutics International Inc. (the "Company") in its Report on Form 6-K filed with the Securities and Exchange Commission ("SEC") on August 15, 2018, at the special meeting of the shareholders of the Company held on August 15, 2018, the Company’s shareholders granted the Company’s Board of Directors (the "Board") discretionary authority to implement a consolidation of the issued and outstanding common shares of the Company on the basis of a consolidation ratio within a range of from five (5) pre-consolidation common shares for one (1) post-consolidation common share to 15 pre-consolidation common shares for one (1) post-consolidation common share of the Company, or the "reverse split".

The Board has selected a share consolidation ratio of ten (10) pre-consolidation shares for one (1) post-consolidation common share. On September 12, 2018, the Company filed an amendment to the Company’s articles ("Articles of Amendment") to implement the one-for-10 reverse split. The Company anticipates that its common shares will begin trading on each of The NASDAQ Capital Market ("Nasdaq") and the Toronto Stock exchange ("TSX") on a post-split basis under the Company’s existing trade symbol "IPCI" at the market open on September 14, 2018. The new CUSIP number for the Company’s common shares will be 458173309, and the new ISIN will be CA4581733090. A copy of the Articles of Amendment is included as Exhibit 99.1 to the Report on Form 6-K, which was filed with the SEC on September 13, 2018.

On September 13, 2018, the Company issued a press release announcing the one-for-10 reverse split. A copy of the press release is included as Exhibit 99.2 to the Report on Form 6-K, which was filed with the SEC on September 13, 2018.